                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

   Date of Report (Date of earliest event) August 11, 1998





                  ASSOCIATES FIRST CAPITAL CORPORATION
          (Exact name of registrant as specified in its charter)




            DELAWARE                              06-0876639
   (State or other jurisdiction                (I.R.S. Employer
     of incorporation)                       Identification Number)

                                  2-44197
                           (Commission File Number)


250 E. Carpenter Freeway, Irving, Texas                      75062-2729
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code (972) 652-4000
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Item 5.  Other Events.

      On August 11, 1998, Associates First Capital Corporation
(the "Company") announced it has entered into a definitive agreement to purchase the assets and assume the liabilities of Avco Financial Services, Inc. The acquisition is subject to regulatory approvals. A copy of the news release dated August 11, 1998 issued by the Company is attached as
Exhibit 20 and incorporated by reference herein.

The Company has also disclosed the following information about the proposed transaction:

     * The Company believes that, in light of the following factors, the acquisition should be slightly accretive to earnings per share, not later than the fourth quarter of 1999.

     * The Company plans to take a pretax charge to its earnings of approximately $250 million in 1998, related to the transition and restructuring of the combined branch network and home office expenses.

     * The Company expects to attain realizable annual pre-tax cost savings of approximately $200 million by 2000 through a combination of reduction in home office expense overhead and rationalization of the combined branch networks.

     * The Company expects to finance the acquisition initially through the issuance of debt, and thereafter to refinance a portion through the issuance of a combination of common stock, hybrid securities and securitizations.

    The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). The 1995 Act provides a "safe harbor" for forward-looking statements to encourage companies to provide information without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected. Although the Company does not anticipate that it will make forward-looking statements as a general policy, the Company will make forward-looking statements as required by law or regulation, and from time to time may make such statements with respect to management's estimation of the future operating results and business of the Company.

    The Company hereby incorporates into this report by reference to its Form 10-K for the year ended December 31, 1997 the cautionary statements found on pages 27-28 of such Form 10-K.

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Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

     20 - News Release by Associates First Capital Corporation dated August 11, 1998



                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES FIRST CAPITAL CORPORATION




                             By: /s/ Timothy M. Hayes
                                  -------------------
                                  Timothy M. Hayes
                                  Assistant Secretary

Date: August 11, 1998